EXHIBIT 10.1

SEPARATION AGREEMENT, EFFECTIVE MAY 10, 2022, BY AND BETWEEN DRIVE SHACK INC.
AND MICHAEL L. NICHOLS.

March 31, 2022
Michael L. Nichols

Dear Mr. Nichols:
This Separation Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between DRIVE SHACK INC. (together with its affiliates, the “Company”) and Michael L. Nichols (hereinafter referred to as “you” or “your”) regarding your separation of employment with the Company.
1.    (a)    Termination Date. Provided you: (i) sign this Agreement within twenty-one (21) days of receiving it on the date noted above; (ii) do not revoke your signature; (iii) comply with the terms of this Agreement (including the provision of the transition services described below); (iv) do not resign from employment prior to the date and time when the Company files its Quarterly Report on Form 10-Q for the First Fiscal Quarter 2022 (the “Filing Date”) and (v) are not earlier terminated by the Company due to your misconduct, your failure to perform the transition services described below, or otherwise for cause, as reasonably determined by the Company (collectively, “Disqualifying Events”), you shall remain a Company employee, subject to the terms set forth herein, through the Filing Date. Your last date of employment with the Company, whenever it occurs, shall be referred to herein as the “Termination Date.” The period from the date hereof through the Termination Date shall be referred to herein as the “Transition Period.” You will continue to be paid your regular base salary, less applicable taxes and withholdings, through the Termination Date. Whether or not you sign this letter, your final date of employment will be the Filing Date.
(b)Transition Period. During the Transition Period, you shall: (i) perform such duties and responsibilities as prescribed by the Chief Executive Officer of the Company or her delegate, which shall include your current duties and responsibilities until they are transitioned pursuant to the following clause (ii); (ii) assist the Company in the orderly transition of your current duties and responsibilities; (iii) cooperate in the effectuation of your removal as an authorized party on all bank accounts and other financial accounts; and (iv) perform other services as reasonably requested by the Company.  In addition, you will refrain from entering into any contracts or other agreements on behalf of the Company. Except to the extent it interferes with your ability to discharge the foregoing duties, based on the Company’s reasonable discretion, your primary place of employment will be a remote location of your choosing; provided that you agree to remain within the Dallas vicinity during the Transition Period to permit work from the Company headquarters for certain days or periods of time upon request and reasonable notice by the Company. You further agree that you will devote your best efforts, skill and ability to promote the Company’s interests, perform your services hereunder and work with other employees of the Company and its affiliates in a competent and professional manner and generally promote the interests of the Company.  During the Transition Period, you shall remain eligible for any applicable Company benefits, subject to the terms and conditions of the applicable plans and programs.
(c)Resignation. If you resign prior to the Filing Date, you will not be entitled to the payments set forth in Section 2 below and your Termination Date will be effective as of such date of resignation.
(d)Health Coverage. Your medical, dental, and vision care coverage (the “Health Coverage”) will terminate on the last day of the month in which the Termination Date occurs. Thereafter, you will be provided an opportunity to continue Health Coverage for yourself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Specific information on COBRA, including its rate structure, will be forwarded to you separately. Your coverage and cost levels are subject to adjustment in accordance with the terms of the documents governing the program.
In the event you timely elect to continue the group health plan coverage you had in effect prior to the Termination Date pursuant to COBRA, the Company will reimburse you for your COBRA costs until the earlier of (i) six (6) months following the cessation of your active coverage as described above or (ii) the date you become eligible for coverage under another company’s group health plan (the “Subsidized COBRA Period”). You shall immediately provide written notice to the Company if you are offered or otherwise become eligible to receive group health coverage under another company’s group health plan during the Subsidized COBRA

Period. In order to be eligible for reimbursement, you must provide the Company with a reimbursement submission request along with receipt(s) reflecting your COBRA payment(s). Such reimbursements shall be processed in accordance with normal Company reimbursement practices and policies. After the Subsidized COBRA Period, you may continue COBRA coverage at your sole expense.
(e)No Remaining Benefits or Entitlements. Except as otherwise specifically set forth in this Agreement, after the Termination Date you shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to you during your employment at the Company (including without limitation any Company equity award).
(f)Company Policies. You represent that, to the best of your knowledge, you have (i) fully complied with all Company policies and procedures (and all prior versions of such in effect during your employment) (the “Policies”) and (ii) not breached, or caused the Company to breach, any applicable law, rule, regulation, covenant or agreement in connection with Company business in any jurisdiction during the course of your employment. You further represent that you are not aware of any breach of any Policies, or any laws, rules, regulations, covenants or agreements applicable to the Company by any Company employee or entity and that you have previously reported any known or suspected breaches, in writing, to the Company’s General Counsel. For the avoidance of any doubt, you acknowledge that you are not aware of any misstatements in the Company’s financial statements not previously disclosed to the Company, nor are you aware of any activity, policy or practice of the Company that is in violation of a law, rule or regulation.
(g)Officer and Director Positions. To the extent you serve as an officer or director of any of the Company’s subsidiaries, you hereby acknowledge that you voluntarily and irrevocably resigned from all such positions effective as of the Termination Date or such earlier time as occurs during the Transition Period as directed in writing by the Chief Executive Officer or General Counsel of the Company acting at the direction of the Chief Executive Officer, and you hereby acknowledge that you voluntarily and irrevocably resigned from your role as Chief Financial Officer concurrently with the appointment of an interim or permanent Chief Financial Officer (it being understood and agreed that you remained an employee of the Company through the Termination Date as set forth in Section 1(b)). You agree to execute any and all documents and take any and all actions as may reasonably be requested by the Company to further effectuate your resignation as an officer and director of the Company or any of its subsidiaries during the Transition Period. You hereby agree that your execution of this Agreement shall be deemed your grant to the Company and its subsidiaries of a limited power of attorney to sign in your name and on your behalf documentation solely for the limited purpose of effectuating such resignations.
2.    Provided you (i) sign this Agreement and do not revoke your signature; (ii) are not terminated prior to the Filing Date for a Disqualifying Event; (iii) do not resign from employment prior to the Filing Date; (iv) comply with your obligations under this Agreement (including the provision of transition services); and (v) re-sign this Agreement as set forth in Section 15(b) below and do not revoke your signature, the Company will pay you the amount of $116,667.00 in discretionary transition pay, less all applicable withholding taxes and deductions. This transition payment will be paid to you in a lump sum no later than the second payroll period following the Re-Effective Date (as described in Section 17(b) below). In the event that you owe the Company any monies, you authorize the Company to offset any such amounts from the payment set forth in this Section 2(a).
3.    (a)    As used in this Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities of whatsoever kind or nature, in law, equity or otherwise.
(b)    For and in consideration of the payments described in Section 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, do fully and forever release, remise and discharge (“release”) the Company, its direct and indirect parents, subsidiaries and affiliates, together with its and their respective officers, directors, partners, shareholders, attorneys, employees and agents (collectively, the “Group”), from any and all claims which you had, may have had, or now have against the Company and the Group through the Effective Date of this Agreement, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, retaliation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, religion, disability or sexual preference. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Texas Labor Code, the Texas Commission on Human Rights Act and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. Notwithstanding the foregoing, the release in this Agreement does not extend to those rights that cannot be waived as a matter of law.
(c)You specifically release all claims under the Age Discrimination in Employment Act (the “ADEA”) relating to your employment and its termination.
(d)You represent that you have not filed or permitted to be filed any legal action, charge or complaint, in any forum whatsoever, against any member of the Group, individually or collectively, and you covenant and agree that you will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this Agreement or to seek a determination of the validity of the waiver of your rights under the ADEA. Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other government agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf. Except as otherwise provided in this section, you will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that you could have raised against any member of the Group as of the Effective Date. You further agree that you will not encourage or voluntarily cooperate with current or former employees of the Group or any other potential plaintiff, to commence any legal action or make any claim against any of the Group in respect of such person’s employment or termination of employment with or by the Group or otherwise.
(e)You acknowledge and reaffirm that you remain bound by the existing non-solicitation, non-competition and other restrictive covenants between you and the Company or any of its affiliates as more particularly set forth in Exhibit A to your Offer Letter dated September 8, 2020.
4.You are specifically agreeing to the terms of this Agreement, including, without limitation, the release and related matters set forth in Section 3 because the Company has agreed to pay you money to which you were not otherwise entitled and has provided such other good and valuable consideration as specified herein. The Company has agreed to provide this money because of your agreement to accept it in full settlement of all possible claims you might have or ever had and because of your execution of this Agreement.
5.At any time upon the request of the Company during the Transition Period or, at the latest, upon the Termination Date, you agree that you will return to the Company all Company property (including without limitation your computer equipment and any physical or personal property belonging to the Company that you received, prepared, used, helped prepare, or otherwise had access to in connection with your employment with the Company). In addition, you will destroy, and will not retain, any excerpts, copies or reproductions of the items listed in the preceding sentence, whether in physical or electronic form, or any other Company property or Confidential Information in your possession, in physical, electronic or any other medium, upon the Termination Date (including if you discover such property of Confidential Information after the Termination Date).
6.You agree that in the course of your employment with the Company you have had access to and acquired Confidential Information. The term “Confidential Information” as used in this Agreement means (a) confidential information of the Company, including, without limitation, information received from third parties under confidential conditions, and (b) other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, account records, confidential plans for the creation or disposition of products, product development plans, marketing strategies and financial data and plans), the use or disclosure of which would be contrary to the interests of the Company, its affiliates or related companies, or the Group. You understand and agree that such Confidential Information has been disclosed to you in confidence and for use only on behalf of the Company. You understand and agree that (i) you will not make use of Confidential Information on your own behalf, or on behalf of any third party and (ii) you will keep such Confidential Information confidential at all times after your employment with the Company, unless disclosure is required under compulsion of law. In the event you are required by compulsion of law to disclose Confidential Information, you shall promptly notify the General Counsel of the Company, following receipt of any order or other legal process requiring you to divulge Confidential Information, of such receipt and of the content of any testimony or information to be provided, and you shall (x) permit the Company a reasonable period of time to seek an appropriate protective order; (y) cooperate with the Company if it seeks a protective order or similar treatment; and (z) if applicable, not disclose any more information than is otherwise required. In addition, you remain bound by any confidentiality agreements between you and the Company or any of its affiliates.
7.Nothing in this Agreement shall be construed to (i) prohibit you from lawfully making reports to, communicating with, or filing a charge or complaint with any government agency or law enforcement entity regarding possible violations of federal law or regulation in accordance with the provisions and rules promulgated under Section 21F of the Securities and Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other express whistleblower protection provisions of state or federal law or regulation; (ii) require notification or prior approval by the Company of any reporting, communicating, or filing described in clause (i) hereof; or (iii) limit your right to receive an award for any reporting, providing any information, or filing described in clause (i) hereof. Furthermore, nothing in this Agreement prohibits you from disclosing a trade secret or other Confidential Information, provided that such disclosure is: (x) (1) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Additionally, nothing in this Agreement prohibits you from disclosing a trade secret or other Confidential Information to your attorney in connection with the filing of a retaliation lawsuit for reporting a suspected violation of law, or from using a trade secret or other Confidential Information in such a lawsuit provided that you (A) file any document containing the trade secret or other Confidential Information under seal; and (B) do not disclose the trade secret or other Confidential Information, except pursuant to court order.
8.You shall cooperate fully with the Company and shall make yourself reasonably available to the Company to respond to requests by the Company concerning matters including, but not limited to, business items with which you had direct involvement in or knowledge of and any litigation, arbitration, regulatory proceeding or other similar process involving facts or events relating to the Company that may be within your knowledge.
9.You agree to maintain the confidentiality of this Agreement and its attachment, and to refrain from disclosing or making reference to their terms, except (i) as required by law; or (ii) with your accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice; or (iii) with your immediate family members (the parties in clauses (ii) and (iii), “Permissible Parties”); provided that the Permissible Parties agree to keep the terms and existence of this Agreement confidential. This prohibition does not apply to any filing or related communication with any federal, state, or local taxing authority or to compliance with any lawfully issued subpoena.
10.You agree that you shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any member of the Group. Notwithstanding the foregoing, nothing in this Agreement shall prevent you from disclosing truthful information to the extent requested or required by a court of competent jurisdiction or government agency or as required under applicable laws or regulations.
11.The Company shall be entitled to have the provisions of Sections 5, 6, 8, 9 and 10 of this Agreement specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Moreover, you understand and agree that if you breach any provisions of this Agreement, in addition to any other legal or equitable remedy the Company may have, the Company may cease and/or recover the payments under Section 2 hereof (except for $100) and you shall reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach. The remedies set forth in this section shall not apply to any challenge to the validity of the waiver and release of your rights under the ADEA. In the event you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith. Any such action permitted to the Company by this section, however, will not affect or impair any of your obligations under this Agreement, including without limitation, the release of claims in Section 3 above.
12.In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby; provided, however, that if any court or arbitrator finds that the release of claims set forth herein is unlawful or unenforceable, or was not entered into knowingly and voluntarily, you agree to execute a release in a form satisfactory to the Company that is lawful and enforceable. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
13.Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

14.This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic and PDF copies of such executed counterparts may be used in lieu of the originals for any purpose.
15.(a)    The parties agree that, subject to Section 15(b) below and to the fullest extent permitted by law, any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement shall be submitted to arbitration before a single arbitrator in Dallas, TX in accordance with the applicable arbitration rules of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and you, and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall apply Texas law to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein. You understand that by signing this Agreement, you agree to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, or breach thereof, or your employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of your right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship to the fullest extent permitted by law.
(b) This Agreement does not constitute an agreement to arbitrate claims on a collective or class basis. It is expressly agreed that, to the fullest extent permitted by law, no arbitrator shall have the authority to consider class or collective claims in connection with any claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved. You waive any right to assert any claim on a class or collective basis in any forum. Any issue concerning arbitrability of a particular issue or claim pursuant to this Agreement, and any issue concerning the validity or enforceability of the collective and class action waiver contained in this Agreement shall be decided by a court of a competent jurisdiction, and no arbitrator shall have any authority to consider or decide any issue concerning arbitrability of a particular issue or claim pursuant to this Agreement, concerning the validity or enforceability of the collective and class action waiver.
(c) Notwithstanding the foregoing, nothing herein shall preclude either party from seeking temporary or preliminary injunctive relief. The parties agree to submit to the exclusive jurisdiction of the United States District Court of the Southern District of Texas, or if that court lacks jurisdiction, in a state court located within the geographical boundaries thereof.
16.The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of Texas, without regard to principles of conflicts of law.
17.(a)    YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND ITS ATTACHMENT IN THEIR ENTIRETY, FULLY UNDERSTAND THEIR MEANING AND ARE EXECUTING THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE. YOU FURTHER ACKNOWLEDGE AND WARRANT THAT YOU HAVE HAD THE OPPORTUNITY TO CONSIDER FOR TWENTY-ONE (21) DAYS THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THAT YOU HAVE BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. YOU MAY EXECUTE THIS AGREEMENT PRIOR TO THE CONCLUSION OF THE 21-DAY PERIOD, AND IF YOU ELECT TO DO SO, YOU ACKNOWLEDGE THAT YOU HAVE DONE SO VOLUNTARILY. AFTER SIGNING THIS AGREEMENT, YOU SHALL HAVE SEVEN (7) DAYS TO REVOKE IT BY INDICATING YOUR DESIRE TO DO SO IN A WRITING RECEIVED BY THE COMPANY NO LATER THAN THE SEVENTH (7TH) DAY FOLLOWING THE DATE YOU SIGN THIS AGREEMENT (“REVOCATION PERIOD”). ANY SUCH WRITTEN NOTICE SHALL BE SENT TO THE COMPANY TO THE ATTENTION OF NICHOLAS M. FOLEY (NFOLEY@DRIVESHACK.COM) VIA OVERNIGHT DELIVERY AND E-MAIL. THE EFFECTIVE DATE OF THIS AGREEMENT SHALL BE THE EIGHTH (8TH) DAY FOLLOWING YOUR EXECUTION OF IT, PROVIDED YOU DO NOT REVOKE IT DURING THE REVOCATION PERIOD (THE “EFFECTIVE DATE”). YOU AGREE THAT ANY CHANGES TO THIS AGREEMENT FROM THE TIME IT WAS FIRST OFFERED TO YOU, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE RUNNING OF THE 21-DAY PERIOD.
        (b)    IN ORDER TO BE ENTITLED TO THE PAYMENTS SET FORTH IN SECTION 2 ABOVE, YOU MUST RE-EXECUTE THIS AGREEMENT ON OR AFTER THE FILING DATE. YOU WILL AGAIN HAVE THE OPPORTUNITY TO CONSIDER FOR TWENTY-ONE (21) DAYS WHETHER TO RE-EXECUTE THIS AGREEMENT, AND WILL AGAIN HAVE THE RIGHT TO REVOKE YOUR RE-EXECUTION FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING YOUR RE-EXECUTION OF THIS AGREEMENT. IF YOU DO NOT REVOKE YOUR RE-EXECUTION, THE EIGHTH DAY AFTER YOUR RE-EXECUTION SHALL BE REFERRED TO AS THE RE-EFFECTIVE DATE. IF THIS AGREEMENT IS NOT

RE-EXECUTED ON OR WITHIN TWENTY-ONE (21) DAYS AFTER THE TERMINATION DATE, OR YOU REVOKE YOUR RE-EXECUTION, THE COMPANY SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT. THIS IN NO WAY AFFECTS YOUR PRIOR RELEASE OF CLAIMS UNDER THIS AGREEMENT. BY YOUR RE-EXECUTION OF THIS AGREEMENT, THE RELEASE SET FORTH IN SECTION 3 SHALL BE DEEMED TO COVER ANY CLAIMS WHICH YOU HAVE, MAY HAVE HAD, OR THEREAFTER MAY HAVE EXISTING OR OCCURRING AT ANY TIME ON OR BEFORE THE RE-EFFECTIVE DATE.
18.Except as otherwise provided herein, the terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto, whether written or oral. In further consideration of this Agreement and notwithstanding anything herein to the contrary, you agree to abide by and hereby reaffirm any confidentiality and restrictive covenant obligations contained in any agreements you may have entered into or otherwise are bound by with the Company, the terms of which are hereby incorporated by reference. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

19.The language used in this Agreement will be deemed to be language chosen by the parties to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the drafting party will be applied against any party. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party irrespective of which party did cause such provisions to be drafted.

                            DRIVE SHACK INC.
                            By: /s/ Nicholas M. Foley
NICHOLAS M. FOLEY
GENERAL COUNSEL
Date: May 10, 2022
AGREED TO AND ACCEPTED BY:

MICHAEL L. NICHOLS
Date:

RE-EXECUTED BY:
/s/ Michael L. Nichols
MICHAEL L. NICHOLS

Date: May 10, 2022